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                                                                    EXHIBIT 4.2


                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


         AMENDMENT NO. 1, dated as of December 15, 1998, to the Rights Agreement (the "Rights Agreement") dated as of June 1, 1995, between ENVOY CORPORATION, a Tennessee corporation (the "Company"), as successor to NEW ENVOY, INC., and FIRST UNION NATIONAL BANK, a national banking institution, as Rights Agent (the "Rights Agent"), as successor to FIRST UNION NATIONAL BANK OF NORTH CAROLINA.

         WHEREAS the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, Quintiles Transnational Corp., a North Carolina corporation ("Parent"), and QELS Corp., a Tennessee corporation and a wholly owned subsidiary of Parent ("Sub"), providing for transactions (collectively, the "Merger") pursuant to which, among other things, the Company will become a wholly owned subsidiary of Parent and the former stockholders of the Company will receive the Merger Consideration (as defined in the Merger Agreement); and

         WHEREAS the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The definition of "Acquiring Person" set forth in Section l(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

                  Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger dated as of December 15, 1998, among the Company, Quintiles Transnational Corp., a North Carolina corporation ("Parent"), and QELS Corp., a Tennessee corporation ("Sub") (as amended from time to time, the "Merger Agreement"), or the execution of any amendment thereto, (ii) the execution and delivery of the Stock Voting Agreement dated as of December 15, 1998, among Parent and the stockholders whose names appear on Schedule A thereto (as amended from time to time, the "Stock Voting Agreement") or the performance by any party of its obligations thereunder or the execution of any amendment thereto, (iii) the acquisition of beneficial ownership of Common Stock by Parent or Sub pursuant to or in connection with the Merger (as defined in the Merger Agreement) or the Stock Voting Agreement, or
         (iv) the consummation of the other transactions contemplated by the Merger Agreement or the Stock Voting Agreement.



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         2. Section 7(a) of the Rights Agreement shall be amended to read in its entirety as follows:

                  (a) At any time after the Exercisability Date and prior to the earliest of (i) the consummation of the Merger, (ii) the Close of Business on February 2, 2005 (the "Final Expiration Date"), and (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") (the earliest of (i), (ii) and (iii) being the "Expiration Date"), the registered holder of any Rights Certificate may, subject to the provisions of Section 7(e) hereof, exercise the Rights evidenced thereby in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price (as hereinafter defined) for the number of shares of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

         3. The definition of "Stock Acquisition Date" included in Section 1(bb) of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:

                  Notwithstanding anything else set forth in this Agreement, a Stock Acquisition Date shall not be deemed to have occurred by reason of (i) the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement or the Stock Voting Agreement, (ii) the performance by any party of its obligations under the Merger Agreement or the Stock Voting Agreement, (iii) the acquisition of beneficial ownership of Common Stock by Parent or Sub pursuant to the Merger or the Stock Voting Agreement or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Voting Agreement.

         4. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

                  Notwithstanding anything else set forth in this Agreement, no Exercisability Date shall be deemed to have occurred by reason of (i) the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement or the Stock Voting Agreement, (ii) the performance by any party of its obligations under the Merger Agreement or the Stock Voting Agreement, (iii) the acquisition of beneficial ownership of Common Stock by Parent or Sub pursuant to the Merger or the Stock Voting Agreement or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Voting Agreement.



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         5. The first paragraph of Section 13(c) of the Rights Agreement shall be amended by adding the following phrase to the beginning thereof:

            Other than transactions contemplated by the Merger Agreement or the Stock Voting Agreement,

         6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         7. This Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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         IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



                                         ENVOY CORPORATION


                                         By: /s/ Kevin M. McNamara
                                             ----------------------------------
                                         Name:    Kevin M. McNamara
                                         Title:   Senior Vice President and
                                                  Chief Financial Officer



                                         FIRST UNION NATIONAL BANK,
                                         as Rights Agent


                                         By: /s/ Patty McCool
                                             ----------------------------------
                                         Name:    Patty McCool
                                         Title:   Assistant Vice President







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